EXHIBIT 10.5

PERFORMANCE STOCK AGREEMENT

THIS PERFORMANCE STOCK AGREEMENT (the “Agreement”) is entered into by and between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and the Participant (defined hereafter) pursuant to the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”), in combination with a      Long Term Incentive Award Summary (or applicable portion thereof) (the “Award Summary”).  The Award Summary, which identifies the person to whom the performance stock is granted (the “Participant”) and specifies the date of grant of this Award (the “Grant Date”) and other details of this Award, and the electronic acceptance of this Agreement, are incorporated herein by reference.

1.  Grant and Acceptance of Performance Stock.  The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of shares of restricted Common Stock set forth on the Award Summary (the “Grant Number”) and which shall be subject to the terms and conditions of the Plan and this Agreement, including the adjustments as provided in this Agreement (including, without limitation, Section 2(c)(ii)) (the “Performance Stock”).  The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company.  The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.

This Agreement is subordinate to, and the terms and conditions of the Performance Stock granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as expressly provided herein, the terms of the Plan shall govern.  If there is any inconsistency between the terms of this Agreement and the terms of the Award Summary, the terms of this Agreement shall govern.  Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.

2.  Vesting of Performance Stock.

(a)  Generally.  Except as otherwise provided in this Section 2, the Restriction Period applicable to the Performance Stock shall lapse, if at all, as to the number of shares of Performance Stock subject to this Agreement (as specified on the Award Summary and as may have been modified by this Agreement (including, without limitation, Section 2(c)(ii))) multiplied by the Final Target Adjustment Percentage (as defined in Exhibit A), as of the later of the Certification Date (as defined below) and the third anniversary of the Grant Date (the “Vesting Date”), subject to (X) the continued employment of the Participant by the Company or any Subsidiary thereof through the third anniversary of the Grant Date (except as otherwise provided under Section (2)(c)(ii)), (Y) the achievement of the performance criteria established by the Committee pursuant to the Plan for the Performance Stock for the applicable Performance Periods (as defined in Exhibit A) and set forth at the end of this Agreement (the “Performance Criteria”) and (Z) the Committee’s certification of the achievement of the Performance Criteria and Final Target Adjustment Percentage in accordance with the paragraph below.

To the extent the Restriction Period of any Performance Stock subject to this Agreement does not lapse as of the Vesting Date as provided above, such Performance Stock shall immediately be forfeited and canceled.

As soon as administratively feasible in the calendar year after the end of the Three Year Performance Period (as defined in Exhibit A), the Committee shall certify, in writing, whether or not, and to what extent, the Performance Criteria have been achieved and the Final Target Adjustment Percentage.  The date on which the Committee makes such certification is referred to herein as the “Certification Date”.

(b)  Forfeiture Due to Performance Criteria Non-Achievement.  If the Committee certifies on the Certification Date that the Performance Criteria have not been achieved and/or the Final Target Adjustment Percentage is 0%, all Performance Stock subject to this Agreement shall immediately be forfeited and canceled.

(c)  Termination of Employment.

(i)  Death or Disability.  If the Participant’s employment is terminated due to death or Disability prior to the third anniversary of the Grant Date, the Restriction Period shall lapse immediately upon such termination with respect to a portion of the Performance Stock subject to this Agreement equal to the Grant Number multiplied by a fraction, the numerator of which is the number of full completed months elapsed since the Grant Date, and the denominator of which is 36.  Any Performance Stock still subject to restriction after giving effect to the preceding sentence shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.

(ii)  Retirement.  If the Participant’s employment is terminated due to Retirement prior to the third anniversary of the Grant Date, then a portion of the Performance Stock subject to this Agreement shall be retained, with such portion being retained equal to the Grant Number multiplied by a fraction, the numerator of which is the number of full completed months elapsed since the Grant Date, and the denominator of which is 36.  Such portion retained shall be the number of shares of Performance Stock under this Agreement thereafter, and the remaining portion of Performance Stock shall be forfeited and cancelled as of the date of the Participant’s termination.  The retained portion of shares of Performance Stock shall remain subject to the other terms of this Agreement (including, without limitation, the provisions of Sections 2(a) and 2(b)); provided, however, such Participant shall be deemed to meet the requirements of clause (X) of Section 2(a).

(iii)  Any Other Reason.  If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than death or Disability prior to the third anniversary of the Grant Date, and subject to Section 2(c)(ii), any outstanding Performance Stock shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.

(d)  Change in Control.

(i)  In General.  Subject to Section 2(d)(ii), in the event of a Change in Control, the Restriction Period applicable to any outstanding Performance Stock shall lapse immediately prior to such Change in Control (with any Performance Criteria applicable to Performance Periods that are incomplete as of the Change in Control deemed satisfied at the greater of actual performance at the time of the Change in Control and the target level).

(ii)  Alternative Awards.  Notwithstanding Section 2(d)(i), no cancellation, termination, lapse of Restriction Period or settlement or other payment shall occur with respect to the Performance Stock if the Committee (as constituted immediately prior to the Change in Control) reasonably determines prior to the Change in Control that the Performance Stock shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 9.2 of the Plan; provided, however, notwithstanding anything in the Plan to the contrary, any such Alternative Award shall vest in full (with any Performance Criteria applicable to Performance Periods that are incomplete as of the Participant’s termination deemed satisfied at the greater of actual performance at the time of the Change in Control and the target level) if the Participant’s employment is terminated by the Company without Cause within two years following a Change in Control.

(iii)  Definitions.  For purposes of this Agreement, and notwithstanding anything in the Plan to the contrary, “Change in Control” means the first occurrence of any of the following events after the Grant Date:

(A)       the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act), other than the Company,

the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, or any Permitted Holder, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(B)       within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (B);

(C)       the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company immediately prior to such merger or consolidation, or any Permitted Holder, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(D)       the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation, or any Permitted Holder, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(E)        the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company or any Permitted Holder.

Notwithstanding the foregoing, a “Change in Control” for purposes of this Agreement shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

For purposes of the foregoing:

(A)       “Permitted Holder” means the Related Parties and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members.

(B)       “Principal” means Carl Icahn.

(C)       “Related Party” or “Related Parties” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) controlled by (to be interpreted consistent with the definition of “Affiliate”) one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that legally enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (i) owned or controlled by (to be interpreted consistent with the definition of “Affiliate”) or (ii) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above.

3.  Forfeiture.  Notwithstanding anything in the Plan or this Agreement to the contrary, if, during the Covered Period, the Participant engages in Wrongful Conduct, then any Performance Stock for which the Restriction Period has not then lapsed shall automatically be forfeited and cancelled effective as of the date on which the Participant first engaged in such Wrongful Conduct.  If the Participant engages in Wrongful Conduct or if the Participant’s employment is terminated for Cause, the Participant shall pay to the Company in cash any Performance-Based Financial Gain the Participant realized from the lapse of the Restriction Period applicable to all or a portion of the Performance Stock with respect to which the Restriction Period lapsed within the Wrongful Conduct Period.  By entering into this Agreement, the Participant hereby consents to and authorizes the Company and the Subsidiaries to deduct from any amounts payable by such entities to the Participant any amounts the Participant owes to the Company under this Section 3 to the extent permitted by law.  This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Section 3.  The Participant’s obligations under this Section 3 shall be cumulative of any similar obligations the Participant has under the Plan, this Agreement, any Company policy, standard or code (including, without limitation, the Company’s Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

4.  Effect of Financial Restatements.  If the Company restates any of its financial statements, then the Committee may require any or all of the following:

(a)  that the Participant forfeit some or all of the Performance Stock subject to this Agreement held by the Participant at the time of such restatement,

(b)  that the Participant forfeit (or return to the Company) some or all of the shares of Common Stock held by the Participant at the time of such restatement that had been released and received, within the three-year period prior to the date that the Company is required to prepare a financial restatement, upon the lapsing of the Restriction Period of Performance Stock to the extent that the Restriction Period of such Performance Stock would not have lapsed had the applicable financial results been reported accurately, and

(c)  that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been released and received, within the three-year period prior to the date that the Company is required to prepare a financial restatement, upon the lapsing of the Restriction Period of Performance Stock to the extent that the Restriction Period of such Performance Stock would not have lapsed had the applicable financial results been reported accurately.

Notwithstanding the foregoing, in the event that the Committee determines that the rules and regulations implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act require a longer or different clawback time period than the three-year period contemplated by Sections 4(b) and (c), or terms and conditions other than those reflected in this Section 4, such three-year period shall be deemed extended (but not reduced), and/or such other terms and conditions modified, to the extent necessary to be consistent with such rules and regulations.

5.  Participant’s Rights with Respect to the Performance Stock.

(a)  Restrictions on Transferability.  No Performance Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restriction Period.  Thereafter, Performance Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated except in compliance with all applicable securities laws.  Any stock certificates evidencing the Performance Stock shall be held in the custody of the Secretary of the Company until the Restriction Period lapses, and, as a condition of this grant of Performance Stock, the Participant shall deliver a stock power, endorsed in blank, relating to the shares of Performance Stock covered by this Award.  Any attempt by the Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan or this Agreement shall be void and of no effect.

(b)  Evidence of Shares.  Promptly after the Grant Date, the Company shall recognize the grant of the Performance Stock by (i) a crediting of the Performance Stock to a book-entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Participant, with appropriate electronic notation of the restrictions on transfer provided herein, or another similar method, or (ii) the issuance of a certificate representing the Performance Stock in the name of the Participant, bearing the appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE HERTZ GLOBAL HOLDINGS, INC. 2016 OMNIBUS INCENTIVE PLAN AND THE RELATED AWARD AGREEMENT AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN AND AWARD AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c)  Rights as Stockholder.  Any cash dividends or distributions credited to the Participant in respect of the Performance Stock shall be deemed to have been invested in additional Performance Stock on the payment date established for the related dividend or distribution in an amount per share of Performance Stock equal to the greatest whole number which may be obtained by dividing (i) the value of such dividend or distribution on the record date by (ii) the Fair Market Value of one share of Common Stock on such date, and any such additional Performance Stock shall be subject to the same terms and conditions as are applicable in respect of the Performance Stock with respect to which such dividends or distributions were payable.  If any dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Performance Stock with respect to which they were paid.  Subject to this Section 5(c), the Participant shall be entitled to exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

6.  Lapse of Restriction Period.

(a)  In General.  Upon the lapse of the Restriction Period, the Company shall release any shares of Performance Stock that become vested (i) by appropriate transfer to an unrestricted book-entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Participant (or, if the Participant is deceased, to the Participant’s legal representative) or by other appropriate electronic notation of the lapse or expiration of the Restriction Period with respect to such shares, (ii) by delivering to the Participant (or, if the Participant is deceased, to the Participant’s legal representative) a certificate issued in respect of such shares (without any legend contemplated by Section 5(b)), or (iii) by any other means deemed appropriate by the Company.

(b)  Postponement of Release.  The Company may postpone the release of the Performance Stock for so long as the Company determines to be necessary or advisable to satisfy the following: (i) the requirements of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed, (ii) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (iii) compliance with any requests for representations; and (iv) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.

7.  Miscellaneous.

(a)  Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(b)  Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.

(c)  No Right to Continued Employment.  Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan).  Nothing in the Plan or this Agreement shall confer on the Participant the right to receive any future Awards under the Plan.

(d)  Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other:

If to the Company, to it at:

Hertz Global Holdings, Inc.
8501 Williams Road

Estero, Florida 33928

Attention: General Counsel

Fax: (239) 301-6906

If to the Participant, to the Participant at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Participant.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(e)  Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the Performance Stock as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant.  This Agreement may not be amended, modified or supplemented orally.

(f)  Interpretation.  The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award.  Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(g)  Tax Withholding.  The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Performance Stock that become vested) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect to the Performance Stock.

(h)  Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(i)  Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  By entering into this Agreement and accepting the Performance Stock evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the Performance Stock is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.

(j)  Employee Data Privacy.  The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(k)  Consent to Electronic Delivery.  By entering into this Agreement and accepting the Performance Stock evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Stock via Company web site or other electronic delivery.

(l)  Clawback or Compensation Recovery Policy.  Without limiting any other provision of this Agreement, and to the extent applicable, the Performance Stock granted hereunder shall be subject to any clawback policy or compensation recovery policy or such other similar policy of the Company in effect from time to time.

(m)  Company Rights.  The existence of the Performance Stock does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(n)  Severability.  If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect.  Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

(o)  Further Assurances.  The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(p)  Headings and Captions.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(q)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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Exhibit A — Performance Criteria

One Year Performance Period:
One Year Performance Criteria:	Corporate EBITDA*
Two Year Performance Period:
Two Year Performance Criteria:	Corporate EBITDA*
Three Year Performance Period:
Three Year Performance Criteria:	Corporate EBITDA*

One Year Performance Determination.  Based on the One Year Performance Period and One Year Performance Criteria, the “One Year Adjustment Percentage” shall equal 25% multiplied by the One Year Multiplier below:

	Description ($MM)	One Year Multiplier
Threshold		$33.33%
Target		$66.67%

Two Year Performance Determination.  Based on the Two Year Performance Period and Two Year Performance Criteria, the “Two Year Adjustment Percentage” shall equal 50% multiplied by the Two Year Multiplier below (provided, however, that the Two Year Adjustment Percentage shall in no event be lower than the One Year Adjustment Percentage):

	Description ($MM)	Two Year Multiplier
Threshold		$33.33%
Target		$66.67%

Three Year Performance Determination.  Based on the Three Year Performance Period and Three Year Performance Criteria, the “Final Target Adjustment Percentage” shall equal the Three Year Multiplier below (provided, however, that the Final Target Adjustment Percentage shall in no event be lower than the Two Year Adjustment Percentage; provided, further, that the Committee may, at the time of certification, reduce the Final Target Adjustment Percentage to such percentage as the Committee may determine in its sole discretion):

	Description ($MM)	Three Year Multiplier
Threshold		$33.33%
Target		$66.67%
Maximum		$100%

General Rules to the Above Determinations.  For performance below the level described in the threshold, the applicable multiplier shall be 0%.  For performance above the level described in the target in the case of the One Year Performance Determination and the Two Year

Performance Determination, the applicable multiplier remains the same as provided above with respect to the target.  For performance above the level described in the maximum in the case of the Three Year Performance Determination, the applicable multiplier remains the same as provided above with respect to the maximum.  Linear interpolation will be used to determine the applicable multiplier for all intermediary points.    The Performance Stock remain subject to all other provisions (including, without limitation, any applicable adjustment, vesting and settlement provisions) of this Agreement and the Plan.

The One Year Performance Period, Two Year Performance Period, and Three Year Performance Period are generally referred to herein as the “Performance Periods”.

* Corporate EBITDA generally refers to Adjusted Corporate EBITDA as disclosed by the Company with respect to the car rental business of the Company, it being understood and agreed that the car rental business of the Company consists of the U.S. Rental Car, International Rental Car and All Other Operations segments of the Company; provided, however, for these purposes, that the determination of the Corporate EBITDA shall exclude the financial effects (including related revenue streams) from the Company’s development activities from new business ventures originating after from businesses that are not core to the Company’s traditional rental car business.

Adjustments.  Notwithstanding the foregoing, in the event of (i) material acquisitions or dispositions during any Performance Period or (ii) currency fluctuations affecting U.S. dollar denominated Adjusted Corporate EBITDA by 5% or more from through the end of the applicable Performance Period, the performance incentive threshold, target and maximum criteria, if and as applicable, and/or the determination of Corporate EBITDA, shall be adjusted in an equitable and proportionate manner as determined by the Committee and in accordance with any applicable provisions of the Plan; provided, further, in the event of any other extraordinary transactions and items during any Performance Period, such criteria and/or the Corporate EBITDA determination may be adjusted by the Committee in accordance with any applicable provisions of the Plan.